SPURLOCK INDUSTRIES, INC.
                                   P.O. BOX 8
                             WAVERLY, VIRGINIA 23890


Wednesday, October 21, 1998                          CONTACT: Phillip S. Sumpter
FOR IMMEDIATE RELEASE                                             (804) 834-8980


                       SPURLOCK INDUSTRIES, INC. ANNOUNCES
                                  NEW DIRECTORS

         WAVERLY, VIRGINIA - Spurlock Industries, Inc. announced today that Lance K. Hoboy and Kirk J. Passopulo were appointed to its Board of Directors on September 21, 1998 and October 9, 1998, respectively, to fill two newly created seats. The appointments will expire at the annual meeting of the shareholders in 1999. The Board now consists of a total of six directors.

         Mr. Hoboy previously held positions as Director and Vice President of the Company from April 1992 until May 1993. He also served as President of Tecnal, Inc. from 1980 to 1989. Located in Grand Junction, Colorado, Tecnal was the parent of a group of companies involved in refining petroleum products. From 1989 to 1992, Mr. Hoboy served the succeeding owner of such companies, Wescourt Group, Inc., as its Director of Marketing & Operations. Mr. Hoboy received a Bachelor of Science degree in mechanical engineering from Stanford University in 1974 and a Master's Degree in Business Administration from Cornell University in 1978, and he is currently the Managing Director of Schwan's Food International, headquartered in Marshall, Minnesota.

         Mr. Passopulo has served as Corporate Secretary and Director of Information Systems & Environmental Affairs of both the Company and Spurlock Adhesives since February 1998. From 1993 to 1998, Mr. Passopulo served as Plant Manager of Spurlock Adhesives. Previously, Mr. Passopulo served the Company in a number of positions subsequent to joining it in 1976.

         Spurlock Industries, Inc., through its wholly owned subsidiary, Spurlock Adhesives, Inc., currently develops, manufactures and markets specialty thermosetting resins and formaldehyde for the forest products, building products and furniture industries at facilities located in Waverly, Virginia, Malvern, Arkansas and Moreau, New York. The Company's common stock is traded in the over-the-counter market on the Nasdaq Bulletin Board under the symbol "SKII."

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